Exhibit 6.9

LEASE AGREEMENT

by and between

SHREVEPORT BUSINESS PARK, LLC,

a Delaware limited liability company

and

ELIO MOTORS, INC.,
an Arizona corporation

Exhibits
Exhibit A-1	Premises – Elio Building
Exhibit A-2	Tenant Parking Areas
Exhibit A-3	Test Track
Exhibit A-4	Elio Option Area
Exhibit B	Declaration of Base Rent Commencement Date
Exhibit C	Copy of Master Lease

LEASE SUMMARY

Set forth below is a summary of certain terms and conditions of the Lease Agreement between SHREVEPORT BUSINESS PARK, LLC, a Delaware limited liability company, as Landlord, and ELIO MOTORS, INC., an Arizona corporation, as Tenant, solely for the convenience of the parties.  In the event there is a conflict between this Lease Summary and the terms and conditions of the Lease Agreement, the terms and conditions of the Lease Agreement shall prevail.

A.
Building(s) mean one or more of those certain buildings containing 3,356,875 total rentable square feet and having the street address of 7600 General Motors Boulevard, Shreveport, Louisiana.  See Paragraph 1.

B.	Premises means 997,375 rentable square feet of the Buildings, as outlined on the site plan attached as Exhibit “A”. See Paragraph 1.

C.	Term means twenty-five (25) years from the Commencement Date, unless extended or terminated earlier by law or any provision of the Lease. See Paragraph 2.1.

D.	Commencement Date means approximately December __, 2013. See Paragraph 2.2.

E.
Base Rent initially means $249,343.75 per month for the Premises beginning on the Base Rent Commencement Date.  All rent is due on the first day of each month and shall be paid to Landlord at 4020 Kinross Lakes Parkway, Suite 200, Richfield, Ohio  44286.  See Paragraph 3.

F.	Security Deposit means $581,773.00, based on two (2) month’s Base Rent. See Paragraph 4.

G.	Additional Rent means Tenant’s Share of the Project Expenses, payable monthly in advance together with Base Rent. See Paragraph 5.1.A.

H.
Project Expenses means the sum of Taxes, Insurance Expenses and Common Expenses, related to the Property. This Lease is a “bond type” lease and accordingly, the Project Expenses include any and all costs associated with the Premises.  See Paragraphs 5.1.E and 11.

I.	Tenant’s Share for the Premises initially means 100.00%. See Paragraph 5.1.J.

J.	Permitted Use means automobile manufacturing purposes and uses customarily associated therewith. See Paragraph 7.

K.	Utilities. Tenant shall pay the cost of its Utilities. See Paragraph 9.

L.	Options To Expand. Tenant shall have the option to expand the Premises for a period beginning on the Commencement Date and continuing for eight (8) weeks thereafter, as set forth in Paragraph 38.

M.
Options To Extend.  Tenant shall have two (2) options to extend the Term for twenty-five (25) additional years each.  The Base Rent for the Premises for each extended Term shall be as set forth in Paragraph 39.

N.	Taxpayer Identification Number for Tenant is ________________________.

i

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), dated as of December __, 2013, is made by and between SHREVEPORT BUSINESS PARK, LLC, a Delaware limited liability company (“Landlord”), and ELIO MOTORS, INC., an Arizona corporation (“Tenant”).

WITNESSETH

1.           PREMISES

1.1.           Property.  The “Property” consists of that certain real property improved with one or more multi-tenant buildings (“Buildings”) located at 7600 General Motors Boulevard, Shreveport, Louisiana (“Land”).  Fee title to the Property is held by the Industrial Development Board of the Parish of Caddo, Inc. (“IDB”).  Landlord is currently leasing the Property from IBD pursuant to the terms of that certain lease dated of even date herewith (“Master Lease”).  Pursuant to Section 8.01(b) of the Master Lease, Landlord has the right to sublease all or a portion of the Property without the prior written consent of IDB, subject to the general terms and conditions of the Master Lease.  A copy of the Master Lease is attached hereto as Exhibit “C”.  This Lease is specifically subject to the

1.2.           Premises.  Landlord, for and in consideration of the rents, covenants, agreements, and stipulations contained herein, to be paid, kept and performed by Tenant, leases and rents to Tenant, and Tenant hereby leases and takes from Landlord upon the terms and conditions contained herein, 997,375 square feet of office/warehouse/industrial space located within the Property, as outlined in the site plan attached as Exhibit “A” (“Premises”).

1.3.           Common Areas.  In addition to the Premises, Tenant shall have the use of those certain common areas to be designated by Landlord from time to time on the Property; such areas shall include, but not be limited to, parking areas, access roads and facilities, interior corridors, sidewalks, driveways and landscaped and open areas (collectively, “Common Areas”).  The use of the Common Areas shall be for the non exclusive use of Tenant and Tenant’s employees, agents, suppliers, customers and patrons, in common with Landlord and all other tenants of the Property and all such other persons to whom Landlord has previously granted, or may hereinafter grant, rights of usage; provided that such nonexclusive use shall be expressly subject to such reasonable rules and regulations which may be adopted by Landlord from time to time.  Tenant shall not be entitled to use the common areas for storage of goods, vehicles, refuse or any other items.  Landlord reserves the right to alter, modify, enlarge, diminish, reduce or eliminate the Common Areas from time to time in its sole discretion; provided, however, it does not unreasonably and materially interfere with Tenant’s access or use and occupancy of the Premises.  Landlord shall have the right to modify common areas, and if necessary, parts of the Premises, in order to implement new, necessary security measures and Landlord shall endeavor to minimize any adverse affect on Tenant’s use of the Premises.  If Tenant shall use any of the Common Areas for storage of any items, Tenant shall pay all fines imposed upon either Landlord or Tenant by any fire, building or other regulatory body, and Tenant shall pay all costs incurred by Landlord to clear and clean the Common Areas and dispose of such items, including but not limited to, a disposal fee of twenty-five dollars ($25.00) for each pallet or other container and fifty dollars ($50.00) for each drum, together with any additional costs for testing and special disposal, if required.

2.           TERM

2.1.           Term.  The term of the Lease shall be for twenty-five (25) years beginning on the Commencement Date (“Term”), unless extended or sooner terminated pursuant to the terms of this Lease.   If the last day of the Term shall fall on other than the last day of a calendar month, the Term shall be extended so as to end on the last day of such calendar month.  The term “Lease Year” as used herein shall mean any 365-consecutive-day period beginning on the Commencement Date, or first day of the calendar month immediately following the Commencement Date if the Commencement Date falls on other than the first day of a calendar month, or any anniversary thereafter.

2.2.           Commencement Dates.  The term “Commencement Date” as used herein shall mean December __, 2013.  The Term “Base Rent Commencement Date” as used herein shall mean the earlier of (i) four (4) months after the

SOP (as hereinafter defined), or (ii) August 1, 2015.  For purposes of this Lease, the “start of production” (“SOP”) shall mean the date that Tenant has started assembly of the first motor vehicle intended for sale.

3.           RENT

3.1.           Rent.  Rent shall be due and payable in lawful money of the United States in advance on the first day of each month after the Commencement Date.  Tenant shall pay to Landlord as base rent (“Base Rent”) for the Premises, without notice or demand and without abatement, deduction, offset or set off, the sum of $249,343.75 per month (based upon $3.00 per square foot) beginning on the Base Rent Commencement Date.  Base Rent shall increase by ten percent (10%) on every tenth (10th) anniversary of the Commencement Date.  Rent for any period during the term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of the calendar month involved.  Tenant shall pay the first full month’s Base Rent and any other charges upon execution of this Lease.

3.2.           Place of Payment.  All payments under this Lease to be made by Tenant to Landlord shall be made payable to, and mailed or personally delivered to Landlord at the following address or such other address(es) which Landlord may notify Tenant from time to time: c/o IRG Realty Advisors, LLC, 4020 Kinross Lakes Parkway Suite 200, Richfield, Ohio 44286.

3.3.           Late Payment.  Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent (as defined in Paragraph 5.1.F. herein) pursuant to this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  Accordingly, if any installment of Rent or other payment under this Lease is not received by Landlord, on or before the fifth (5th) day of the month in which such Rent or other payment is due, Tenant shall pay a late charge equal to five percent (5%) of such overdue amounts.  Tenant shall also be responsible for a service fee equal to fifty dollars ($50.00) for any check returned for insufficient funds together with such other costs and expenses as may be imposed by Landlord’s bank.  The payment to and acceptance by Landlord of such late charge shall in no event constitute a waiver by Landlord of Tenant’s default with respect to such overdue amounts, nor prevent Landlord from exercising any of the other rights and remedies granted at law or equity or pursuant to this Lease.

3.4.           Payment on Account.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent actually due hereunder shall be deemed to be other than a payment on account.  No restrictive endorsement or statement on any check or any letter accompanying any check or payment shall be deemed to effect an accord and satisfaction or have any effect whatsoever.  Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.

3.5.           Bond Lease.  This Lease is a “bond type” lease in which Tenant, in addition to the payment of Base Rent, shall be directly responsible for the payment of any and all Project Expenses (defined in Paragraph 5.1.E) and all Utilities (defined in Paragraph 9) with respect to the Property, and Landlord shall have no obligations of any nature with respect to the Property, except as otherwise specifically provided in this Lease. Notwithstanding any other provision of this Lease to the contrary, Tenant shall be responsible for all repair, maintenance, replacement and construction with respect to the Property (see Paragraph 10) and, upon expiration of the Term, Tenant shall surrender the Property to Landlord in substantially the same condition as it exists as of the date hereof, reasonable wear and tear excepted, and in accordance with Paragraph 23.

4.           SECURITY DEPOSIT

On or before the Base Rent Commencement Date, Tenant shall pay to Landlord a security deposit for the faithful performance of Tenant’s obligations under this Lease in the amount of $581,773.00 (“Security Deposit”).  Within ten (10) days of any increase in the Base Rent hereunder, Tenant shall pay to Landlord an amount necessary to increase the Security Deposit held by Landlord to the amount of the then current monthly Base Rent.  If Tenant fails to pay Rent or other charges due hereunder, or otherwise defaults under this Lease, Landlord may use, apply or retain all or a portion of the Security Deposit to compensate Landlord for the amount due by Tenant (including reasonable attorneys fees) under this Lease.  If Landlord uses or otherwise applies all or any portion of the Security Deposit, Tenant shall restore such Security Deposit within ten (10) days of notice from Landlord.  The Security Deposit shall be non-interest bearing and Landlord shall be entitled to retain such funds in its general accounts.  The balance of the Security Deposit not applied or used by Landlord as permitted in this Paragraph shall be refunded to Tenant thirty (30) days after the later of (i) expiration or other termination of this Lease, and (ii) Tenant has vacated the Premises.

5.           ADDITIONAL RENT

5.1.           Definitions.

A.           “Additional Rent” shall mean Tenant’s Share of the Project Expenses.

B.           “Common Expenses” shall mean the aggregate amount of the total costs and expenses paid or incurred by Landlord in any way connected with or related to (i) the operation, repair and maintenance of the Common Areas, the Buildings and the Property, including, without limitation, electricity, gas, water, sewer and other utilities, trash removal, security, snow plowing, sanding, salting and shoveling snow, landscaping, mowing and weed removal, sweeping and janitorial services, on-site manager and employees and related expenses, office expenses, electrical, plumbing, sprinkler and HVAC repair and maintenance, alarm and sprinkler system testing, maintenance and repair, repair, resurfacing and restriping of all parking areas, loading and unloading areas, trash areas, roadways, driveways, walkways, common signage, painting of the Buildings and Property, fence and gate repair and maintenance, repair and replacement of all lighting facilities, and any and all other repairs and maintenance, and (ii) the furnishing of or contracting for any service generally provided to the tenants of the Property by Landlord, including, without limitation, managerial fees (not to exceed 3% of the gross receipts from the Property), administrative expenses related to the Property (not exceed 5% of the Common Expenses) and third party professional fees.

C.           “Computation Year” shall mean each twelve (12) consecutive month period commencing January 1 of each year during the Term, provided that Landlord, upon notice to Tenant, may change the Computation Year from time to time to any other twelve (12) consecutive month period and, in the event of any such change, Tenant’s Share of Project Expenses shall be equitably adjusted for the Computation Years involved in any such change.

D.           “Insurance Expenses” shall mean the aggregate amount of the cost of fire, extended coverage, boiler, sprinkler, commercial general liability, property damage, rent, earthquake, terrorism and other insurance obtained by Landlord in connection with the Property, including insurance required pursuant to Paragraph 14.1 hereof, and the deductible portion of any insured loss otherwise covered by such insurance.

E.            “Project Expenses” shall mean and include Taxes, Insurance Expenses and Common Expenses.

F.           “Rent” or “rent” shall mean the total of all sums due to Landlord from Tenant hereunder, including but not limited to Base Rent, Additional Rent, Utilities, and all other fees and charges owed to Landlord as well as all damages, costs, expenses, and sums that Landlord may suffer or incur, or that may become due, by reason of any default of Tenant or failure by Tenant to comply with the terms and conditions of this Lease.

G.           “Rentable Area of the Buildings” shall mean 3,356,875 agreed square feet.

H.           “Rentable Area of the Premises” shall mean 997,325 agreed square feet.

I.           “Taxes” shall mean all taxes, assessments and charges levied upon or with respect to the Property or any personal property of Landlord used in the operation thereof, or Landlord’s interest in the Property or such personal property.  Taxes shall include, without limitation, all general real property taxes and general and special assessments, occupancy taxes, commercial rental taxes, charges, fees or assessments for transit, housing, police, fire or other governmental services or purported benefits to the Property, service payments in lieu of taxes, and any tax, fee or excise on the act of entering into any lease for space in the

Property, or on the use or occupancy of the Property or any part thereof, or on the rent payable under any lease or in connection with the business of renting space in the Property that are now or hereafter levied or assessed against Landlord by the United States of America, the state in which the Property is located, or any political subdivision, public corporation, district or other political or public entity, whether due to increased rate and/or valuation, additional improvements, change of ownership, or any other events or circumstances, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for or as an addition to, as a whole or in part, any other Taxes whether or not now customary or in the contemplation of the parties on the date of this Lease.  Taxes shall not include franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for or as an addition to, as a whole or in part, any other tax that would otherwise constitute a Tax.  Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes.  If any Taxes are specially assessed by reason of the occupancy or activities of one or more tenants and not the occupancy or activities of Tenants as a whole, such Taxes shall be allocated by Landlord to the tenant or tenants whose occupancy or activities brought about such assessment.  Pursuant to the terms of the Master Lease, the Property is presently exempt from ad valorum taxes with respect to both the real property and any personal property owned by IDB.  As a result, Landlord is required to make certain payments to IDB, designated as rent, in lieu of ad valorum taxes.  Accordingly, for so long as the Property is owned by IDB, or any other government or government related entity, Taxes shall also include any and all payments of Rent (as such term is defined in the Master Lease) due by Landlord to IDB pursuant to the terms of the Master Lease.

J.           “Tenant’s Share” shall mean 100% until the Base Rent Commencement Date. (“Pre Base Rent Period”).  Thereafter, Tenant’s Share shall be adjusted to be 29.71% computed by dividing the Rentable Area of the Premises by the Rentable Area of the Buildings.  In the event that Landlord leases any portion of the Buildings to another tenant during the Pre Base Rent Period, Tenant shall receive a credit for any Additional Rent received by Landlord from such tenant during the Pre Base Rent Period.  After the Pre Base Rent Period, in the event that either the Rentable Area of the Premises or the Rentable Area of the Buildings are changed, Tenant’s Share will be appropriately adjusted by Landlord.  For purposes of the Computation Year in which such change occurs, Tenant’s Share shall be determined on the basis of the number of days during such Computation Year at each such percentage.

5.2.           Payments.  In addition to Base Rent, and beginning on the Commencement Date, Tenant shall pay to Landlord, monthly, in advance, one-twelfth (1/12) of the Additional Rent due for each Computation Year, in an amount estimated by Landlord and billed by Landlord to Tenant (“Estimated Expenses”).  Landlord shall have the right to reasonably revise such estimates from time to time and to adjust Tenant’s monthly payments accordingly.  If either the Commencement Date or the expiration of the Term shall occur on a date other than the first or last day of a Computation Year respectively, the Additional Rent for such Computation Year shall be in the proportion that the number of days the Lease was in effect during such Computation Year bears to 365.  With reasonable promptness after the expiration of each Computation Year, Landlord shall furnish Tenant with a statement of the actual expenses (“Actual Expenses”), setting forth in reasonable detail the Project Expenses for such Computation Year, and Tenant’s Share of such Project Expenses.  If the actual Project Expenses for such Computation Year exceed the estimated Project Expenses paid by Tenant for such Computation Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Project Expenses within thirty (30) days after the receipt of Landlord’s Expense Statement.  If the total amount paid by Tenant for any such Computation Year shall exceed the actual Project Expenses for such Computation Year, such excess shall be credited against the next installments of Additional Rent due from Tenant to Landlord hereunder.  Neither Landlord’s failure to deliver, nor late delivery of, the Estimated or Actual Expenses shall constitute a default by Landlord hereunder or a waiver of Landlord’s right to collect any payment provided for herein.

5.3.           Intentionally Deleted.

5.4.           Disputes.  If there is any dispute as to any Additional Rent due under this Paragraph 5 for any particular Computation Year, Tenant shall have the right during the six (6) month period following Tenants receipt of the Actual Expenses for such disputed Computation Year (“Audit Period”), upon reasonable notice and at reasonable times, to inspect Landlord’s accounting records at Landlord’s accounting office.  Tenant’s failure to provide Landlord with notice of any dispute as to Additional Rent during the Audit Period, shall constitute a waiver by Tenant to dispute or audit the Additional Rent, or any component thereof, for such Computation Year.  If after such inspection Tenant still disputes such Additional Rent, upon Tenant’s written request therefore, a certification as to the proper amount of Project Expenses and the amount due to or payable by Tenant shall be made by an independent accounting firm selected by Landlord and Tenant.  If Landlord and Tenant are unable to agree upon an accounting firm, Landlord and Tenant shall each select an accounting firm and the two (2) firms so selected shall select a third firm which shall make the certification requested hereunder.  Such certification shall be final and conclusive as to all parties.  Notwithstanding the foregoing, in no event shall Tenant be entitled to withhold payment of Additional Rent during the certification process and Tenant shall remain obligated to pay all Additional Rent due as otherwise set forth in this Lease.  In the event Tenant shall prevail in the certification process, Landlord, at its election, shall either promptly refund any excess Additional Rent payments to Tenant or shall apply such excess as a credit against future Additional Rent due from Tenant.  Should the parties obtain a certification, or otherwise agree to compromise the amount in dispute, they shall each pay their proportionate amount of the cost of obtaining the certification in the same percentage as the final certification or compromise amount relates to each parties initial assertion.  For example, if Landlord claims Tenant owes $20.00 and Tenant asserts that only $10.00 is due, and the parties ultimately agree on $15.00, each party shall be responsible for paying 50% of the costs of obtaining the certification, if the parties ultimately agree on $18.00, Landlord shall be responsible for 20% and Tenant shall be responsible for 80% of the costs of obtaining the certification.

6.           PARKING

So long as Tenant complies with the terms, provisions and conditions of this Lease, Landlord shall maintain and operate, or cause to be maintained and operated automobile parking facilities (“Parking Facilities”) adjacent to or within a reasonable distance from the Buildings.  In addition, Tenant shall be responsible for maintaining that portion of the Parking Facilities that are identified on Exhibit “A-1” attached hereto (“Tenant Parking Areas”) as a part of Tenant’s repair and maintenance obligations pursuant to Paragraph 11 herein.  In addition, Tenant shall have the exclusive right to use the test track identified on Exhibit “A-3” attached hereto.  Landlord shall have the right to relocate such Parking Facilities to another location in Landlord’s reasonable discretion to facilitate development of the Property.  All vehicles located on or about the Premises shall be licensed and insured at all times and shall be in operable condition.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, TENANT ACKNOWLEDGES AND AGREES THAT IT SHALL USE ANY PARKING FACILITIES AT ITS SOLE RISK AND THAT LANDLORD SHALL HAVE NO RESPONSIBILITY TO PREVENT, AND SHALL NOT BE LIABLE TO TENANT OR ANY TENANT REPRESENTATIVES FOR, DAMAGES OR INJURIES TO PERSONS OR PROPERTY PARKED OR OTHERWISE LOCATED ON OR ABOUT THE PREMISES.

7.           PERMITTED USES

Tenant shall use and occupy the Premises throughout the term of the Lease for automobile manufacturing and warehousing and uses customarily associated therewith and for no other purpose; in particular no use shall be made or permitted to be made of the Premises, nor acts done which will increase the existing rate of insurance upon the Buildings, or cause a cancellation of any insurance policy covering the Buildings, or any part thereof, nor shall Tenant sell, or permit to be kept, used, or sold, in or about the Premises, any article which may be prohibited by the standard form of fire insurance policies.  Tenant shall comply with all laws, ordinances, rules, regulations and codes of all municipal, county, state and federal authorities pertaining to Tenant’s use and occupation of the Premises.  Tenant shall not commit, or suffer to be committed, any waste upon the Premises or any public or private nuisance, or other act or thing which disturbs the quiet enjoyment of any other tenant in the Buildings.  Except as set forth in Paragraph 8.2 herein, Tenant shall also specifically not permit the storage of flammable products, fertilizer, charcoal or any other similar items that cause objectionable odors to escape or be emitted from the Premises; Tenant shall insure sanitation and freedom from odor, smell and infestation from rodents or insects.  Tenant, at its expense, shall provide (and enclose if required by codes or Landlord) a dumpster or dumpsters for Tenant’s trash in a location and manner reasonably approved by Landlord, and shall cause its trash to be removed at intervals reasonably satisfactory to Landlord.  In connection therewith, Tenant shall keep the dumpster(s) clean and insect, rodent and odor free.

8.           ENVIRONMENTAL COMPLIANCE/HAZARDOUS MATERIALS

8.1.           Definitions.  “Hazardous Materials” shall mean any  (i) material, substance or waste that is or has the characteristic of being hazardous, toxic, ignitable, reactive, flammable, explosive, radioactive, mutagenic or corrosive, including, without limitation, petroleum, or any petroleum derivative, solvents, heavy metals, acids, pesticides, paints, printing ink, PCBs, asbestos, materials commonly known to cause cancer or reproductive problems and those materials, substances and/or wastes, including wastes which are or later become regulated by any local governmental authority, the state in which the Premises are located or the United States Government, including, but not limited to, substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “hazardous wastes” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq.; the Resource Conservation and Recovery Act; all environmental laws of the state where the Property is located, and any other environmental law, regulation or ordinance now existing or hereinafter enacted, (ii) any other substance or matter which results in liability to any person or entity from exposure to such substance or matter under any statutory or common law theory, and (iii) any substance or matter which is in excess of relevant and appropriate levels set forth in any applicable federal, state or local law or regulation pertaining to any hazardous or toxic substance, material or waste, or for which any applicable federal, state or local agency orders or otherwise requires removal, remediation or treatment.  “Hazardous Materials Laws” shall mean all present and future federal, state and local laws, ordinances and regulations, prudent industry practices, requirements of governmental entities and manufacturer’s instructions relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any Hazardous Materials, including without limitation the laws, regulations and ordinances referred to in the preceding sentence.

8.2.           Use of Premises by Tenant.  Tenant hereby agrees that Tenant and Tenant’s officers, employees, representatives, agents, consultants, contractors, subcontractors, successors, assigns, subtenants, concessionaires, invitees and any other occupants of the Premises (for purposes of this Paragraph 8, referred to collectively herein as “Tenant Representatives”) shall not cause or permit any Hazardous Materials to be used, generated, manufactured, refined, produced, processed, stored or disposed of, on, under or about the Premises or the Property or transport to or from the Premises or the Property without the express prior written consent of Landlord; provided, however, that Tenant shall be permitted to store batteries, tires and such other common cleaning solutions, lubricants and fuels in such quantities as reasonably necessary and appropriate for use in connection with Tenant’s automobile manufacturing process.  In connection therewith, Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for the storage or use by Tenant or any of Tenant’s Representatives of Hazardous Materials on the Premises or the Property, including without limitation, discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Premises or the Property with all required permits.  Landlord may, in its reasonable discretion, place such conditions as Landlord deems appropriate with respect to such Hazardous Materials, including without limitation, rules, regulations and safeguards as may be required by any insurance carrier, environmental consultant or lender of Landlord, or environmental consultant retained by any lender of Landlord, and may further require that Tenant demonstrates to Landlord that such Hazardous Materials are necessary or useful to Tenant’s business and will be generated, stored, used and disposed of in a manner that complies with all Hazardous Materials Laws regulating such Hazardous Materials and with good business practices.  Tenant understands that Landlord may utilize an environmental consultant to assist in determining conditions of approval and monitoring in connection with the presence, storage, generation or use of Hazardous Materials on or about the Premises by Tenant.  In the event that any of the Hazardous Materials require obtaining a permit from any regulatory authority, Tenant shall reimburse Landlord, as Additional Rent upon demand, the reasonable costs of such consultant to review the permit application.  On or before January 31 of each year, Tenant shall provide Landlord with a list of all Hazardous Materials used and stored by Tenant on or about the Premises and the approximate quantity of such materials used and/or store by Tenant over the immediately preceding twelve (12) month period.

8.3.           Remediation.  If at any time during the Term any contamination of the Premises or the Property by Hazardous Materials shall occur where such contamination is caused by the act or omission of Tenant or Tenant’s Representatives (“Tenant’s Contamination”), then Tenant, at Tenant’s sole cost and expense, shall promptly and diligently remove such Hazardous Materials from the Premises, the Property or the groundwater underlying the Premises or the Property to the extent required to comply with applicable Hazardous Materials Laws to restore the Premises or the Property to the same or better condition which existed before Tenant’s Contamination.  Tenant shall not take any required remedial action in response to any Tenant’s Contamination in or about the Premises or the Property, or enter into any settlement agreement, consent, decree or other compromise in respect to any claims relating to any Tenant’s Contamination without first obtaining the prior written consent of Landlord, which may be subject to conditions imposed by Landlord as determined in Landlord’s sole discretion, provided, however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Premises or the Property (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action.  Tenant and Landlord shall jointly prepare a remediation plan in compliance with all Hazardous Materials Laws and the provisions of this Lease.  In addition to all other rights and remedies of Landlord hereunder, if Tenant does not promptly and diligently take all steps to prepare and obtain all necessary approvals of a remediation plan for any Tenant’s Contamination, and thereafter commence the required remediation of any Hazardous Materials released or discharged in connection with Tenant’s Contamination within thirty (30) days after all necessary approvals and consents have been obtained and thereafter continue to prosecute such remediation to completion in accordance with an approved remediation plan, then Landlord, at its reasonable discretion, shall have the right, but not the obligation, to cause such remediation to be accomplished, and Tenant shall reimburse Landlord within fifteen (15) business days of Landlord’s demand for reimbursement of all amounts reasonably paid by Landlord (together with interest on such amounts at the highest lawful rate until paid), when such demand is accompanied by reasonable proof of payment by Landlord of the amounts demanded.  Tenant shall promptly deliver to Landlord, legible copies of hazardous waste manifests reflecting the legal and proper disposal of all Hazardous Materials removed from the Premises or the Property as part of Tenant’s remediation of any Tenant’s Contamination.

8.4.           Disposition of Hazardous Materials.  Except as discharged into the sanitary sewer in strict accordance and conformity with Paragraph 8.2 herein and all applicable Hazardous Materials Laws, Tenant shall cause any and all Hazardous Materials removed from the Premises and the Property (including without limitation all Hazardous Materials removed from the Premises as part of the required remediation of Tenant’s Contamination) to be removed and transported solely by duly licensed haulers to duly licensed facilities for recycling or final disposal of such materials and wastes.  Tenant is and shall be deemed to be the “operator” “in charge” of Tenant’s “facility” and the “owner,” as such terms are used in the Hazardous Materials Laws, of all Hazardous Materials and any wastes generated or resulting therefrom.  Tenant shall be designated as the “generator,” as such terms are used in the Hazardous Materials Laws, on all manifests relating to such Hazardous Materials or wastes.

8.5.           Notice of Hazardous Materials Matters.  Tenant shall immediately notify Landlord in writing of: (i) any enforcement, clean up, removal or other governmental or regulatory action instituted, contemplated or threatened concerning the Premises pursuant to any Hazardous Materials Laws; (ii) any claim made or threatened by any person against Tenant or the Premises relating to damage contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials on or about the Premises; (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in or removed from the Premises including any complaints, notices, warnings or asserted violations in connection therewith, all upon receipt by Tenant of actual knowledge of any of the foregoing matters; and (iv) any spill, release, discharge or disposal of any Hazardous Materials in, on or under the Premises, the Property, or any portion thereof.  Tenant shall also supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, with copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use thereof.

8.6.           Indemnification by Tenant.  Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect, and hold Landlord, and each of Landlord’s employees, representatives, agents, attorneys, successors and assigns, and its directors, officers, partners, representatives, any lender having a lien on or covering the Premises or any part thereof, and any entity or person named or required to be named as an additional insured in Paragraph 14.2 of this Lease  free and harmless from and against any and all claims, actions (including, without limitation, the cost of investigation and testing, consultant’s and attorney’s fees, remedial and enforcement actions of any kind, administrative (informal or otherwise) or judicial proceedings and orders or judgments arising therefrom), causes of action, liabilities, penalties, forfeitures, damages (including, but not limited to, damages for the loss or restriction or use of rentable space or any amenity of the Premises or the Property, or damages arising from any adverse impact on marketing of space in the Premises or the Property), diminution in the value of the Premises or the Property, fines, injunctive relief, losses or expenses (including, without limitation, reasonable attorneys’ fees and costs) or death of or injury to any person or damage to any property whatsoever, arising from or caused in whole or in part, directly or indirectly by (i) any Tenant’s Contamination, (ii) Tenant’s or Tenant’s Representatives failure to comply with any Hazardous Materials Laws with respect to the Premises, or (iii) offsite disposal or transportation of Hazardous Materials on, from, under or about the Premises or the Property by Tenant or Tenant’s Representatives.  Tenant’s obligations hereunder shall include without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, clean up or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith.  For purposes of the indemnity provisions hereof, any acts or omissions of Tenant, or by employees, agents, assignees, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

8.7.           Indemnification by Landlord.  Landlord shall indemnify, defend (by counsel reasonably acceptable to Tenant), protect, and hold Tenant, and each of Tenant’s employees, representatives, agents, attorneys, successors and assigns, free and harmless from and against any and all claims, actions, causes of action (including, without limitation, remedial and enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising therefrom), liabilities, penalties, forfeitures, losses or expenses (including, without limitation, reasonable attorneys’ fees and costs) or death of or injury to any person or damage to any property whatsoever, to the extent arising from or caused in whole or in part, directly or indirectly by any contamination caused by Landlord in violation of a Hazardous Material Law.  Landlord’s obligations hereunder shall include without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, clean up or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith.  This indemnity shall be specifically limited to affirmative acts of Landlord, and shall not include the acts or omissions of any other tenants of the Property or other persons.

8.8.           Tenant Certifications.  Within ninety (90) days prior to the expiration of the Term, Tenant shall certify to Landlord in writing that, to the best of its knowledge, (i) the Premises is free from all Hazardous Materials caused by Tenant or Tenant’s Representatives, and (ii) no such Hazardous Materials exist on, under or about the Premises other than as specifically identified to Landlord by Tenant in writing.  If Landlord reasonably believes that such certification is inaccurate, or if an environmental report is required by law, Landlord shall give notice to Tenant within thirty (30) days after receipt of Tenant’s certification that Tenant shall have the Premises thoroughly inspected by an environmental consultant acceptable to Landlord for purposes of determining whether the Premises is free from all Hazardous Materials.  If Landlord fails to timely give such notice, the requirement for an environmental inspection report is not required of Tenant unless such report is otherwise required by Tenant under this Paragraph 8.  Landlord’s failure to request an environmental inspection report shall in no way alter, abridge or limit Tenant’s indemnity obligation hereunder.  Tenant shall deliver to Landlord a copy of the environmental consultant’s report forty-five (45) days prior to the expiration of the Lease.  In the event the report discloses the existence of any Hazardous Materials, requires any clean up or any other form of response (collectively “Clean up”), Tenant shall perform such immediately and deliver the Premises with the conditions specified in the report “cleaned up”, to the full satisfaction of Landlord.  In the event the conditions specified in the report require Clean up which cannot be completed prior to the expiration of the Term, Tenant shall be obligated to pay Landlord the greater of (i) the fair market rental value of the Premises, or (ii) the rent hereunder, as adjusted, for each day delivery of the Premises in the required condition to Landlord is delayed beyond the expiration of the Term in addition to the Clean up costs.

8.9.           Exclusivity.  The allocations of responsibility between, obligations and liabilities undertaken by, and indemnifications given by Landlord and Tenant under this Paragraph 8, shall be the exclusive provisions under this Lease, applicable to the subject matter treated in this Paragraph 8, and any other conflicting or inconsistent provisions contained in this Lease shall not apply with respect to the subject matter.

8.10.           Compliance with Environmental Laws.  Tenant shall at all times and in all respects comply with all Hazardous Materials Laws.  All reporting obligations imposed by Hazardous Materials Laws are strictly the responsibility of Tenant.  Tenant and Landlord have been informed that certain judicial decisions have held that, notwithstanding the specific language of a lease, courts may impose the responsibility for complying with legal requirements and for performing improvements, maintenance and repairs on a landlord or tenant based on the court’s assessment of the parties’ intent in light of certain equitable factors.  Tenant and Landlord have each been advised by their respective legal counsel about the provisions of this Lease allocating responsibility for compliance with laws and for performing improvements, maintenance and repairs between Tenant and Landlord.  Tenant and Landlord expressly agree that the allocation of responsibility for compliance with laws and for performing improvements, maintenance and repairs set forth in this Lease represents Tenant’s and Landlord’s intent with respect to this issue.

8.11.           Survival and Duration of Obligations.  All covenants, representations, warranties, obligations and indemnities made or given under this Paragraph 8 shall survive the expiration or earlier termination of this Lease.

9.           UTILITIES

Tenant shall pay all service charges and utility deposits and fees, for water, electricity, sewage, janitorial, trash removal, gas, telephone, pest control and any other utility services furnished to the Premises and the improvements on the Premises during the entire term of this Lease (“Utilities”).  Tenant shall pay for all Utilities in addition to Rent.  Landlord shall not be liable for any reason for any loss or damage resulting from an interruption of any of the Utility services.  Except as otherwise determined by Landlord, Landlord may elect to separately meter each of the Utilities at Tenant’s expense.  If any Utilities are not separately metered or billed to Tenant for the Premises but rather are billed to and paid by Landlord, Tenant shall pay to Landlord, as Additional Rent, its share of the cost of such services, as reasonably determined by Landlord.  If any Utilities are not separately metered, Landlord shall have the right to determine Tenant’s consumption by submetering, survey or other methods designed to measure consumption with reasonable accuracy.

10.           REPAIRS BY LANDLORD

Landlord shall maintain the grounds surrounding the Buildings, including paving, the mowing of grass, care of shrubs and general landscaping as part of the Common Expenses set forth herein.  Tenant shall promptly report in writing to Landlord any condition known to Tenant to be defective which Landlord is required to repair and failure to so report such conditions shall make Tenant responsible to Landlord for any liability incurred by Landlord by reason of such conditions.  Landlord shall be required to commence such repairs within a reasonable period of time from receipt of Tenant’s notice.

11.           REPAIRS BY TENANT

Tenant accepts the Premises in its present “As-Is” condition and specifically acknowledges that the Premises is suited for the uses intended by Tenant.  Tenant shall, at its own cost and expense, keep and maintain all aspects of the Premises, including the portions of the Buildings that comprise the Premises, in good order and repair, promptly making all necessary repairs and replacements, including, but not limited to, electrical, plumbing, sprinkler and HVAC repair and maintenance, alarm and sprinkler system testing, maintenance and repair, (ii) the maintenance repair, resurfacing and restriping of all parking areas, loading and unloading areas, trash areas, roadways, driveways, and walkways included within the Premises, (iii) maintaining any signage, (iv) painting of the portions of the Buildings comprising the Premises, (v) fence and gate repair and maintenance, (vi) the repair and replacement of all lighting facilities, (vii) the repair, replacement and maintenance of all roofs, foundations and the structural soundness of the foundation and walls of the Buildings comprising the Premises, and (viii) the repair and maintenance of all equipment, facilities and components related to the Premises, including but not limited to fixtures, walls (interior), finish work, ceilings, floors, utility connections and facilities, windows, glass, doors, and plate glass, downspouts, gutters, truck doors, dock levelers, bumpers, seals and enclosures, and termite and pest extermination.  Tenant shall, in keeping the Premises in good working order, condition and repair, exercise and perform good maintenance practices.  Tenant shall maintain and shall provide Landlord with proof thereof, an annual service maintenance contract for the HVAC and sprinkler systems in a form and with contractors reasonably satisfactory to Landlord. Tenant's obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair.  Tenant agrees to return the Premises to Landlord at the expiration, or prior to termination of this Lease, in as good condition and repair as when first received, normal wear and tear excepted, in accordance with Paragraph 23.  Tenant shall be permitted to implement its own reasonable security measures in the Premises, subject to prior approval by Landlord; provided, however, that Tenant shall provide Landlord with prior notice before implementing any new security measures that affect any portion of the Property outside of the Premises.  Such security measures may not interfere with any other security measures implements by either Landlord or any of the other tenant’s of the Property and may not interfere with access to the to any of the Common Areas or any other portions of the Property other than the Premises, specifically including the roadways labeled “common access” on Exhibit “A-2” attached hereto.  Notwithstanding anything to the contrary herein, Tenant acknowledges and agrees that it shall be solely responsible for providing adequate security for its premises, trucks and containers, and its use of the Property and Premises thereof.  Landlord shall have no responsibility to prevent, and shall not be liable to tenant, its agents, employees, contractors, visitors or invitees, for losses due to theft, burglary or other criminal activity, or for damages or injuries to persons or property resulting from Tenant’s storage of trucks and containers on the Premises, from persons gaining access to the Premises or any part of the Property, and Tenant hereby releases Landlord and its agents and employees from all liabilities for such losses, damages or injury, regardless of the cause thereof.

12.           TENANT’S TAXES AND ASSESSMENTS

Tenant covenants and agrees to pay promptly, when due, all personal property taxes or other taxes and assessments levied and assessed by any governmental authority upon the removable property of Tenant in, upon or about the Premises.

13.           ALTERATION OF PREMISES

Tenant shall not alter, repair or change the Premises at a cost in excess of $50,000.00 or require obtain a permit from any regulatory body (“Tenant Repairs”) without the prior written consent of Landlord which shall not be unreasonably withheld.  All alterations, improvements or changes shall remain a part of and be surrendered with the Premises, unless Landlord directs its removal under Paragraph 23 of this Lease.

14.           INSURANCE

14.1.           Landlord’s Insurance.  Landlord shall maintain in full force and effect throughout the entire term of this Lease general comprehensive liability insurance for the Buildings and common areas and general fire and extended coverage insurance, including vandalism and special form or such other or broader coverage as may from time to time be customary on the Buildings and the common areas and other areas of land within which the Buildings are located in such amounts determined by Landlord.  Copies of all such insurance policies or certificates thereof endorsed to show payment of the premium shall be available for inspection by Tenant and such policies and certificates shall show Landlord and the beneficiary of any mortgage or deed of trust on the Premises to be additional insureds as their interests may exist (or a mortgagee loss payable endorsement).  Such insurance may be provided by a blanket insurance policy covering the Premises, so long as the coverage on the Premises is at all times at least as great as required by this Paragraph.  The insurance obtained by Landlord under this Paragraph shall constitute an item of “Common Expenses” under Paragraph 5.1.B.

14.2.           Tenant’s Insurance.  Tenant agrees to take out and keep in force during the term hereof, without expense to Landlord, with an insurance company with general policy holder’s rating of not less than A-VII, as rated in the most current Best’s Insurance Reports, or other company acceptable to Landlord, the policies of insurance as set forth below.  Tenant shall be permitted to obtain the insurance required under this Paragraph 14 by providing a blanket policy of insurance only if such blanket policies expressly provide coverage to the Premises and Landlord as required by this Lease without regard to claims made under such policies with respect to other persons or properties and in such form and content reasonably acceptable to Landlord.  All such insurance policies shall be on an occurrence basis and not a claims-made basis, contain a standard separation of insureds provision, and shall name Landlord, its property manager IRG Realty Advisors, LLC (or such other property manager selected by Landlord), and their respective agents and employees as additional insureds on a primary and non-contributory basis.

A.           Causes of Loss – Special Form property insurance, in an amount not less than one hundred percent (100%) of replacement cost covering all tenant improvements, betterments and alterations permitted under this Lease, floor and wall coverings, and Tenant’s office furniture, business and personal trade fixtures, equipment, furniture system and other personal property from time to time situated in the Premises.  Such property insurance shall include a replacement cost endorsement, providing protection against any peril included within the classification fire and extended coverage, sprinkler damage, vandalism, malicious mischief, and such other additional perils as covered in a cause of loss (special form) insurance policy.  The proceeds of such insurance shall be used for the repair and replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the leasehold improvements shall be paid to Landlord and the proceeds applicable to Tenant’s personal property shall be paid to Tenant;

B.           Commercial general liability insurance, in the name of Tenant, insuring against any liability from the use and occupancy of the Premises and the business operated by Tenant.  All such policies shall be written to apply to all bodily injury or death, property damage and personal injury losses, and shall include blanket contractual liability (including Tenant’s indemnity obligations under this Lease), broad form property damage liability, premise-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from hostile fire, a contractual liability endorsement, and provide primary coverage to Landlord (any insurance policy issued to Landlord providing duplicate or similar coverage shall be deemed to be excess over Tenant’s policies), in such amounts as may from time to time be customary with respect to similar properties in the same area, but in any event not less than $3,000,000.00 per occurrence (or such other amounts as may be required by Landlord).  The amounts of such insurance required hereunder shall be adjusted from time to time as requested by Landlord based upon Landlord’s determination as to the amounts of such insurance generally required at such time for comparable premises and buildings in the general geographical area of the Premises.  In addition, such policy of insurance shall include coverage for any potential liability arising out of or because of any construction, work of repair, maintenance, restoration, replacement, alteration, or other work done on or about the Premises by or under the control or direction of Tenant;

C.           Workers Compensation insurance as required by the state law applicable in the state in which the Premises is located with Employers Liability insurance with limits of not less than $1,000,000.00; and

D.           Business automobile liability insurance covering owned, hired and non-owned vehicles with limits of not less than $1,000,000.00 combined single limit (bodily injury and property damage) per occurrence.

14.3.           Certificates of Insurance.  All policies of insurance set forth in Paragraph 14.2 above, shall provide that copies of the policies or certificates thereof showing the premium thereon to have been paid, shall be delivered to Landlord and to IRG Realty Advisors, LLC, 4020 Kinross Lakes Parkway Suite 200, Richfield, Ohio 44286 (or such other property manager designated by Landlord), prior to the Commencement Date and thereafter fifteen (15) days prior to each renewal date.  All such policies shall provide that they shall not be canceled nor coverage reduced by the insurer without first giving at least thirty (30) days prior written notice to Landlord.  If Tenant fails to procure and keep in force such insurance, Landlord may procure it, and the cost thereof with interest at the maximum lawful rate shall be payable immediately by Tenant to Landlord as additional rent.  Such insurance may be provided by a blanket insurance policy covering the Premises, so long as the coverage on the Premises is at all times at least as great as required by this Paragraph 14.

14.4.           Contractors’ Insurance.  If Tenant permits or causes any construction, work of repair, maintenance, restoration, replacement, alteration, or other work to be done on or about the Premises by any independent contractor or other person, then Tenant shall cause such independent contractor or other person to take out and keep in force, throughout the period during which such independent contractor or other person performs any work on the Premises and for a period of two years after completion of such work, without expense to Landlord, the policies of insurance as set forth below.  All such policies shall be provided by an insurance company with general policy holder’s rating of not less than A-VII, as rated in the most current Best’s Insurance Reports, or other company acceptable to Landlord.  All such insurance policies shall be on an occurrence basis, and shall name Landlord, its property manager IRG Realty Advisors, LLC (or such other property manager selected by Landlord), Tenant, and their respective agents and employees as additional insureds on a primary and non-contributory basis.  All policies of insurance set forth in this Paragraph 14.4 shall provide that copies of the policies or certificates thereof showing the premium thereon to have been paid, shall be delivered to Landlord and to IRG Realty Advisors, LLC, 4020 Kinross Lakes Parkway Suite 200, Richfield, Ohio  44286 (or such other property manager designated by Landlord), prior to the date on which such independent contractor or other person commences work on the Premises and thereafter fifteen (15) days prior to each renewal date.  All such policies shall provide that they shall not be canceled nor coverage reduced by the insurer without first giving at least thirty (30) days prior written notice to Landlord.  If Tenant fails to cause such any independent contractors or other person performing work on the Premises to procure and keep in force such insurance, Landlord may procure it, and the cost thereof with interest at the maximum lawful rate shall be payable immediately by Tenant to Landlord as additional rent.

A.           Commercial general liability insurance, in the name of Tenant, insuring against any liability from the use and occupancy of the Premises and the business operated by Tenant.  All such policies shall be written to apply to all bodily injury or death, property damage and personal injury losses, and shall include blanket contractual liability (including Tenant’s indemnity obligations under this Lease), broad form property damage liability, premise-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from hostile fire, a contractual liability endorsement, and provide primary coverage to Landlord (any insurance policy issued to Landlord providing duplicate or similar coverage shall be deemed to be excess over Tenant’s policies), in such amounts as may from time to time be customary with respect to similar properties in the same area, but in any event not less than $3,000,000.00 per occurrence (or such other amounts as may be required by Landlord).  The amounts of such insurance required hereunder shall be adjusted from time to time as requested by Landlord based upon Landlord’s determination as to the amounts of such insurance generally required at such time for comparable premises and buildings in the general geographical area of the Premises.  In addition, such policy of insurance shall include coverage for any potential liability arising out of or because of any construction, work of repair, maintenance, restoration, replacement, alteration, or other work done on or about the Premises by or under the control or direction of Tenant;

B.           Workers compensation insurance as required by the state law applicable in the state in which the Premises is located with employer liability insurance with limits of not less than $1,000,000.00; and

C.           Business automobile liability insurance covering owned, hired and non-owned vehicles with limits of not less than $1,000,000.00 combined single limit (bodily injury and property damage) per occurrence.

15.           WAIVER, EXCULPATION AND INDEMNITY

15.1.           Definitions.  For purposes of this Paragraph 15, (i) “Tenant Parties” shall mean, singularly and collectively, Tenant and Tenant’s officers, directors, shareholders, partners, members, trustees, agents, employees, independent contractors, consultants, licensees, concessionaires, customers, guests, invitees or visitors as well as to all persons and entities claiming through any of the foregoing persons or entities, and (ii) “Landlord Parties” shall mean singularly and collectively, Landlord and Landlord’s officers, directors, shareholders, partners, members, trustees, agents, employees, independent contractors, consultants, licensees, concessionaires, customers, guests, invitees or visitors as well as to all persons and entities claiming through any of the foregoing persons or entities.

15.2.           Exculpation.  Tenant, on behalf of itself and of all Tenant Parties, and as a material part of the consideration to be rendered to Landlord under this Lease, hereby waives, to the fullest extent permitted by law, all claims against Landlord for loss, theft or damage to goods, wares, merchandise or other property (whether tangible or intangible) in and about the Premises or the Property, for loss or damage to Tenant’s business or other economic loss (whether direct, indirect or consequential), and for the injury or death to any persons in, on or about the Premises, except for damage or loss directly caused by Landlord’s gross negligence or willful misconduct.

15.3.           Landlord’s Indemnity.  Landlord shall indemnify, defend (by an attorney of Landlord’s choice, reasonably acceptable to Tenant), reimburse, protect and hold harmless Tenant and all Tenant Parties from and against all third party claims, liability and/or damages arising from or related to the acts or omissions of Landlord or Landlord Parties, relating to their use, possession, or occupancy of the Property or, its obligations under this Lease, or to any work done, permitted or contracted for by any of them on or about the Premises, to the extent that such liability or damage is covered by Landlord’s insurance (or would have been covered had Landlord carried the insurance as required under this Lease).  It is specifically understood and agreed that Landlord shall not be liable or responsible for the acts or omissions of any of the other tenants of the Property or of any agents, independent contractors, consultants, licensees, concessionaires, customers, guests, invitees or visitors of persons other than Landlord.

15.4.           Tenant’s Indemnity.  Tenant shall indemnify, defend (by an attorney of Tenant’s choice, reasonably acceptable to Landlord), reimburse, protect and hold harmless Landlord and all Landlord Parties from and against all third party claims, liability and/or damages arising from or related to the negligence, acts or omissions of Tenant or any Tenant Parties relating to their use, possession, or occupancy of the Property or, Tenant’s obligations under this Lease, or to any work done, permitted or contracted for by any of them on or about the Premises.  Tenant shall cause any independent contractor or other person who performs any construction, work of repair, maintenance, restoration, replacement, alteration, or other work on or about the Premises by or under the control or direction of Tenant to execute and deliver to IRG Realty Advisors, LLC, 4020 Kinross Lakes Parkway Suite 200, Richfield, Ohio  44286 (or such other property manager designated by Landlord) an agreement whereby such independent contractor or other person agrees to indemnify, defend (by an attorney of Landlord’s choice, reasonably acceptable to such independent contractor or other person) , reimburse, protect and hold harmless Landlord, all Landlord Parties, and Tenant from and against the matters described in this Paragraph 15.4.

15.5.           Waiver of Subrogation.  To the extent of any and all insurance maintained, or required to be maintained, by either Landlord or Tenant in any way connected with the Premises, Landlord and Tenant hereby waive on behalf of their respective insurance carriers any right of subrogation that may exist or arise as against the other party to this Lease.  Landlord and Tenant shall cause the insurance companies issuing their insurance policies with respect to the Premises to waive any subrogation rights that the companies may have against Tenant and Landlord, respectively, which waivers shall be specifically stated in the respective policies.

15. 6.           Survival and Duration of Obligations.  All representations, warranties, obligations and indemnities made or given under this Paragraph 15 shall survive the expiration or earlier termination of this Lease.

16.           CONSTRUCTION LIENS

16.1.           Tenant shall not suffer or permit any construction liens, mechanic’s liens or materialman’s liens to be filed against Landlord’s interest in the real property of which the Premises form a part nor against Tenant’s leasehold interest in the Premises (“Tenant Lien”).  Landlord shall have the right at all reasonable times to post and keep posted on the Premises, any notices which it deems necessary for protection from such liens, or take such other action as applicable law may require to protect from such liens.  In connection therewith, Tenant shall cooperate with Landlord and shall sign any notice or other documents reasonably required by Landlord to comply with such applicable law.  Tenant shall have the right to contest by proper proceedings any Tenant Lien, provided that Tenant shall prosecute such contest diligently and in good faith and such contest shall not expose Landlord to any civil or criminal penalty or liability in connection therewith.  In such case, within five (5) days after Landlord’s demand, Tenant shall furnish Landlord a surety bond or other adequate security satisfactory to Landlord in an amount equal to one hundred percent (100%) of the amount of such claim or such higher amount as may be reasonably required by any lender of Landlord or to both to indemnify Landlord against liability and hold the Property free from adverse effect in the event the contest is not successful (“Lien Bond”).  The Lien Bond may be retained by Landlord until the Tenant Lien has been removed of record or until judgment has been rendered on such claim and such judgment has become final, at which time Landlord shall have the right to apply such Lien Bond in discharge of the judgment on the Tenant Lien and to any actual costs, including reasonable attorneys’ fees incurred by Landlord, and shall remit the balance thereof to Tenant.  In the event that a Tenant Lien is filed and Tenant does not properly contest such lien or timely post the Lien Bond, Landlord, at its election, and upon not less than five (5) days prior written notice to Tenant, may pay and satisfy the Tenant Lien and, in such event the sums so paid by Landlord, including all actual and other expenses, including reasonable attorney’s fees, so paid by Landlord, shall be deemed to be additional Rent due and shall be payable by Tenant at once without notice or demand together with interest thereon from the date of payment at the rate of twelve percent (12%) per annum, provided such interest rate shall not exceed the maximum interest rate permitted by law.  Notwithstanding the foregoing, Tenant shall have no responsibility for discharge of any mechanics’ liens filed by a contractor, subcontractor, materialman, or laborer of Landlord.

16.2.           Tenant agrees to give Landlord written notice not less than ten (10) days in advance of the commencement of any Tenant Repairs in order that Landlord may post appropriate notices of Landlord’s non-responsibility.  Promptly after the Tenant Repairs are completed, Tenant shall file a Notice of Completion.

17.           QUIET ENJOYMENT

Landlord covenants and agrees that Tenant, upon making all of Tenant’s payments of Rent as and when due under the Lease, and upon performing, observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, shall peaceably and quietly hold, occupy and enjoy the Premises during the term of this Lease as extended by the options described herein, if any, subject to the terms and provisions of this Lease.

18.           LANDLORD’S RIGHT OF ENTRY

Landlord or his agents shall have the right to enter the Premises at reasonable times upon reasonable notice in order to examine it or to show it to prospective tenants or buyers, to place “For Rent” or “For Sale” signs on or about the Premises, and to make modifications or other changes to the Property as are necessary in Landlord’s sole discretion to facilitate development of the Property, provided, however, Landlord shall use its best efforts to minimize the effect of any such entry or any interference with Tenant’s use of the Premises.  Upon receipt of reasonable advance notice from Landlord, Tenant may arrange to have a designated representative accompany Landlord in entering the Premises.  Landlord’s right of reentry shall not be deemed to impose upon Landlord any obligation, responsibility, or liability for the care, supervision or repair of the Premises other than as herein provided; except that Landlord shall use reasonable care to prevent loss or damage to Tenant’s property resulting from Landlord’s entry.  Landlord shall have the right at any time, without effecting an actual or constructive eviction and without incurring any liability to Tenant therefore, to change the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other public parts of the Buildings and to change the name, number or designation by which the Buildings are commonly known, provided that such action does not result in any unreasonable interference with Tenant’s access to or use of the Premises.  Notwithstanding the foregoing, Landlord shall have the right to enter the Premises without first giving notice to Tenant in the event of an emergency where the nature of the emergency will not reasonably permit the giving of notice.

19.           DESTRUCTION OF BUILDINGS

19.1.           Partial Destruction.  In the event of a partial destruction of the building containing the Premises during the term of this Lease from any cause, Landlord shall forthwith repair the same, provided such repair can reasonably be made within one hundred (180) days from the happening of such destruction under applicable laws and regulations.  During such period, Tenant shall be entitled to a proportionate reduction of rent to the extent such repairs unreasonably interfere with the business carried on by Tenant in the Premises.  If Tenant fails to remove its goods, wares or equipment within a reasonable time and as a result the repair or restoration is delayed, or if such damage or destruction is caused primarily by the negligence or willful act of Tenant, or its employees, invitees or agents, there shall be no reduction in rent during such delay.  In the event that such repair cannot reasonably be made within one hundred (180) days from the happening of such destruction under applicable laws and regulations, either Landlord or Tenant shall have the right to terminate this Lease by notifying Tenant in writing within sixty (60) days from the happening of such destruction of Landlord’s decision not to repair such building in which event this Lease shall be deemed terminated.  If Landlord fails to give such written notice of Landlord’s decision not to repair such building within such sixty (60) days, then Landlord shall be required to commence the repair of the building promptly and thereafter diligently complete the repairs.  In addition to the above, in the event that such building is partially destroyed and (i) the cost of repairing such building exceeds thirty-three and one-third percent (33-1/3%) of the replacement cost thereof, or (ii) the damage caused by the partial destruction of such building cannot reasonably be repaired within a period of one hundred eighty (180) days from the happening of such damage, Landlord may elect to terminate this Lease, whether or not such building is insured, by written notice to Tenant given within sixty (60) days from the happening of such destruction.  If Landlord fails to give such written notice of Landlord’s decision not to repair such building within such sixty (60) days, then Landlord shall be required to repair such building within one hundred eighty (180) days from the happening of such destruction, if it can be reasonably repaired in such time, or as soon thereafter as reasonably practical if it cannot reasonably be repaired in such earlier period of time.

19.2.           Total Destruction.  A total destruction of the building containing the Premises shall terminate this Lease.  A total destruction of such building means the cost of repairing such building exceeds seventy-five percent (75%) of the replacement cost of such building.

20.           EMINENT DOMAIN

20.1.           Definitions.  For purposes of this Lease, the word “condemned” is co-extensive with the phrase “right of eminent domain”, that is, the right of the government to take property for public use, and shall include the intention to condemn expressed in writing as well as the filing of any action or proceeding for condemnation.

20.2.           Exercise of Condemnation.  If any action or proceeding is commenced for the condemnation of the Premises or any portion thereof, or if Landlord is advised in writing by any government (federal, state or local) agency or department or bureau thereof, or any entity or body having the right or power of condemnation, of its intention to condemn all or any portion of the Premises at the time thereof, or if the Premises or any part or portion thereof be condemned through such action, then and in any of such events Landlord may, without any obligation or liability to Tenant, and without affecting the validity and existence of this Lease other than as hereafter expressly provided, agree to sell and/or convey to the condemnor, without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without requiring any trial or hearing thereof, and Landlord is expressly empowered to stipulate to judgment therein, the part and portion of the Premises sought by the condemnor, free from this Lease and the rights of Tenant hereunder.  Tenant shall have no claim against Landlord nor be entitled to any part or portion of the amount that may be paid or awarded as a result of the sale, for the reasons as aforesaid, or condemnation of the Premises or any part or portion thereof, except that Tenant shall be entitled to recover from the condemnor and Landlord shall have no claim therefore or thereto for Tenant’s relocation costs, loss of goodwill, for Tenant’s trade fixtures, any removable structures and improvements erected and made by Tenant to or upon the Premises which Tenant is or may be entitled to remove at the expiration of this Lease and Tenant’s leasehold estate hereunder.

20.3.           Effect on Lease.  If the entire Premises is condemned, this Lease shall terminate as of the earlier of such taking or loss of possession.  If only a part of the Premises is condemned and taken and the remaining portion thereof is in Tenant’s reasonable discretion not suitable for purposes for which Tenant has leased the Premises, either Landlord or Tenant shall have the option to terminate this Lease effective as of the earlier of such taking or loss of possession.  If by such condemnation and taking only a part of the Premises is taken, and the remaining part thereof is in Tenant’s reasonable discretion suitable for the purposes for which Tenant has leased the Premises, this Lease shall continue, but the rental shall be reduced in an amount proportionate to the percentage that the floor area of that portion of the Premises physically taken by eminent domain bears to the floor area of the entire Premises.

21.           BANKRUPTCY

If a general assignment is made by Tenant for the benefit of creditors, or any action is taken by Tenant under any insolvency or bankruptcy act, or if a receiver is appointed to take possession of all or substantially all of the assets of Tenant (and Tenant fails to terminate such receivership within sixty (60) days after such appointment), or if any action is taken by a creditor of Tenant under any insolvency or bankruptcy act, and such action is not dismissed or vacated within thirty (30) days after the date of such filing, then this Lease shall terminate at the option of Landlord upon the occurrence of any such contingency and shall expire as fully and completely as if the day of the occurrence of such contingency was the date specified in this Lease for the expiration thereof.  In such event, Tenant shall then quit and surrender the Premises to Landlord.

22.           DEFAULT

If Tenant fails to pay any rent or other sum due hereunder, or in the event Tenant fails to perform any other covenant to be performed by Tenant under this Lease and continues to fail to perform the same for a period of five (5) days after receipt of written notice from Landlord pertaining thereto (or a reasonable period of time, using due diligence, if any non-monetary default cannot be cured within such five (5) day period, but not to exceed thirty (30) days (or such longer period as may be reasonably required so long as Tenant is diligently pursuing the cure thereof, not to exceed ninety (90) days), then Tenant shall be deemed to have breached this Lease and Landlord, in addition to other rights or remedies it may have, may:

A.           Continue this Lease in effect by not terminating Tenant’s right to possession of the Premises, and thereby be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent specified in this Lease as it becomes due under this Lease; or

B.           Terminate Tenant’s right to possession of the Premises, thereby terminating this Lease, and recover from Tenant:

(i.)           The worth at the time of award of the unpaid Rent which had been earned at the time of termination of the Lease;

(ii.)           The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination of the Lease until the time of award exceeds the amount of rental loss that Tenant proves could have been reasonably avoided;

(iii.)           The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided; and

(iv.)           Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease; or

C.           In lieu of, or in addition to, bringing an action for any or all of the recoveries described in subparagraph B above, bring an action to recover and regain possession of the Premises in the manner provided by the laws of unlawful detainer then in effect in the state where the Property is located.  If Landlord makes any expenditure required of Tenant hereunder, or if Tenant fails to make any payment or expenditure required of Tenant hereunder, such amount shall be payable by Tenant to Landlord as Rent together with interest from the date due at the rate of twelve percent (12%) per annum, provided such interest rate shall not exceed the maximum interest rate permitted by law, and Landlord shall have the same remedies as on the default in payment of Rent.  The payment of interest required hereunder shall be in addition to the late charge set forth in Paragraph 3.3.  Notwithstanding any other provisions of this Lease, under no circumstances shall Landlord or Tenant be liable to the other for any consequential damages arising out of the acts or omissions of Landlord or Tenant or a breach of this Lease by either party.

23.           SURRENDER OF PREMISES

On or before the expiration of the Term, Tenant shall vacate the Premises in broom clean condition and otherwise in the same condition as existed on the Commencement Date, ordinary wear and tear and fire and casualty loss excepted, except that any improvements made within and on the Premises by Tenant shall remain, in the same condition and repair as when constructed or installed, reasonable wear and tear and fire and casualty loss excepted, unless Landlord gives Tenant at least thirty (30) days prior written notice, which, if any, of such improvements in the Premises are to be removed.  Landlord’s failure to timely give notice to Tenant to remove any such improvements shall not relieve Tenant of its obligation to remove any such improvements requested to be removed by Landlord.  In addition, Tenant shall remove from the Premises all Tenant’s personal property and trade fixtures in order that Landlord can repossess the Premises on the day this Lease or any extension hereof expires or is sooner terminated.  Any removal of Tenant’s improvements, Tenant’s property and/or trade fixtures by Tenant shall be accomplished in a manner which will minimize any damage or injury to the Premises, and any such damage or injury shall be repaired by Tenant at its sole cost and expense with thirty (30) days after Tenant vacates.

24.           HOLDING OVER

Should Tenant hold over and remain in possession of the Premises after the expiration of this Lease, without the written consent of Landlord, such possession shall be as a month-to-month tenant.  Unless Landlord agrees otherwise in writing, Base Rent during the hold-over period shall be payable in an amount equal to one hundred fifty percent (150%) of the Base Rent paid for the last month of the term hereof until Tenant vacates the Premises and the Security Deposit shall increase to an amount equal to the increased monthly Base Rent.  All other terms and conditions of this Lease shall continue in full force and effect during such hold-over tenancy, which hold-over tenancy shall be terminable by either party delivering at least one (1) month’s written notice, before the end of any monthly period.  Such hold-over tenancy shall terminate effective as of the last day of the month following the month in which the termination notice is given.

25.           SURRENDER OF LEASE

The voluntary or other surrender of this Lease by Tenant, or mutual cancellation thereof, shall not work a merger and may, at the option of Landlord, terminate all or any existing subleases or subtenancies or may operate as an assignment of any or all such subleases or subtenancies to Landlord.

26.           SELECT MASTER LEASE REQUIREMENTS

26.1.           Personal Property Taxes.  In addition to its ownership of the Property, IDB also owns certain plant equipment that Tenant intends to use as part of its manufacturing operations as more particularly described on Exhibit “A” to the Master Lease (“Plant Equipment”).  As the Plant Equipment is owned by IDB, it is not subject to ad valorum personal property taxes.  Pursuant to Section 2.02(h) of the Master Lease, Tenant shall make a payment directly to IDB on December 31 of each year, commencing on December 31, 2016 in an amount equal to what the the ad valorem property tax on the Plant Equipment would be if such Plant Equipment were owned by a person or entity whose property is subject to ad valorem property tax.  Such payment shall be enforceable by IDB pursuant to the provisions of La. R.S. 51:1160.

26.2.           Record Keeping.  Pursuant to Section 4.07 of the Master Lease, Landlord is required to file a report with IDB on December 31 of each year listing the number of Full-Time Employees employed at the Property and the amount of the Full-Time Payroll for such Full-Time Employee (as such terms are defined in the Master Lease).  Accordingly, Tenant hereby agrees to keep and provide Landlord with sufficient records to permit Landlord to calculate the applicable Base Rent Credits.  Tenant hereby acknowledges and agrees that Landlord will make such records available for review and verification by IDB and Tenant shall cooperate with such review and verification process.

26.3.           IDB Option Agreement.  This Lease is subject to the terms and conditions of that certain option agreement entered into by and between the IDB, the State of Louisiana and the Louisiana Department of Economic Development, all as more fully set forth in Section 11.11 of the Master Lease.

27.           RULES AND REGULATIONS

The Tenant shall comply with all reasonable and nondiscriminatory rules and regulations now or hereinafter adopted by Landlord during the existence of this Lease, both in regard to the Property, the Buildings as a whole and to the Premises herein leased.  In the event of any inconsistency between the provisions of this Lease and the provisions of any such rules and regulations, the provisions of this Lease shall control.

28.           NOTICE

Any notice, request, demand, instruction or other document or communication required or permitted to be given hereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile or email, or sent by a nationally recognized overnight courier or by U.S. Mail, first class, addressed as follows:

TO LANDLORD:	c/o Industrial Realty Group, LLC 12214 Lakewood Blvd. Downey, CA 90242 Attention: Stuart Lichter Email: SLichter@IndustrialRealtyGroup.com Telephone: (562) 803-4761 FAX: (562) 803-4796

with a copy to:
Fainsbert Mase Brown & Sussman, LLP
11835 West Olympic Boulevard, Suite 1100
Los Angeles, California  90064
Attention:  Jerry A. Brown, Jr., Esq.
Email:  JBrown@FMBSLLP.com
Telephone:  (310) 473-6400
FAX:  (310) 473-8702

TO TENANT:	Elio Motors, Inc. 102 W. El Caminito Drive Phoenix, AZ 85021 Attn: Paul Elio, President Telephone: 602-369-9140 FAX:

with a copy to:	Dill, Dill, Carr, Stonbraker & Hutchings, P.C.
455 Sherman Street, Suite 300
Denver, CO  80203
Attn:  Daniel W. Carr, Esq.
Telephone: (303) 282-4119
FAX:  (303) 777-3823

Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph.  All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. P.S.T.; provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

29.           ASSIGNMENT AND SUBLETTING

29.1.           No Assignment.  Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant’s leasehold estate hereunder (collectively, “Assignment”), or permit the Premises to be occupied by anyone other than Tenant or sublet the Premises (collectively, “Sublease”) or any portion thereof  without Landlord’s prior written consent in each instance, which consent may not be unreasonably withheld by Landlord.

29.2.           No Relief of Obligations.  No consent by Landlord to any Assignment or Sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease.  The consent by Landlord to any Assignment or Sublease shall not relieve Tenant of the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease.  Any Assignment or Sublease that is not in compliance with this Paragraph 28 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease.  The acceptance of Rent by Landlord from a proposed assignee or sublessee shall not constitute the consent by Landlord to such Assignment or Sublease.

30.           ATTORNEY’S FEES

In the event of any legal or equitable action arising out of this Lease, the prevailing party shall be entitled to recover all reasonable fees, costs and expenses, together with reasonable attorney’s fees incurred in connection with such action.  The fees, costs and expenses so recovered shall include those incurred in prosecuting or defending any appeal.  The prevailing party shall also be entitled to reasonable attorney’s fees incurred to collect or enforce the judgment.

31.           JUDGMENT COSTS

31.1.           Landlord.  Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by or against Tenant, or by or against any person holding the Premises by license of Tenant, or for foreclosure of any lien for labor or material furnished to or for Tenant, or any such person, or otherwise arising out of or resulting from any act or transaction of Tenant, or of any such person, Tenant covenants to pay to Landlord, the amount of any judgment rendered against Landlord or the Premises or any part thereof, and all costs and expenses, including reasonable attorney’s fees incurred by Landlord in connection with such litigation.

31.2.           Tenant.  Should Tenant, without fault on Tenant’s part, be made a party to any litigation instituted by or against Landlord, or by or against any person holding the Premises by license of Landlord, or for foreclosure of any lien for labor or material furnished to or for Landlord, or any such person, or otherwise arising out of or resulting from any act or transaction of Landlord, or of any such person, Landlord covenants to pay to Tenant, the amount of any judgment rendered against Tenant or the Premises or any part thereof, and all costs and expenses, including reasonable attorney’s fees incurred by Tenant in connection with such litigation.

32.           BROKERS

Landlord and Tenant each represent and warrant to each other that it has had no dealings with any real estate broker or agent in connection with the Premises and this Lease, and that it knows of no real estate broker or agent who is or might be entitled to a commission in connection with this Lease.  Landlord shall only pay the real estate brokerage commission due to any real estate broker or agent entitled to a commission in connection with this Lease if claimed through the actions of Landlord.  Tenant shall pay any other commission or finder’s fee due if claimed through the actions of Tenant.  Each of Tenant and Landlord shall indemnify and hold the other harmless from and against any such commission or finder’s fee which may be claimed by any person or broker with respect to this transaction as a result of its breach of the foregoing representation.

33.           SUBORDINATION OF LEASE

This Lease is subject and subordinate to the Master Lease and any mortgages which may now or hereafter be placed upon or affect the property or Buildings of which the Premises are a part, and to all renewals, modifications, consolidations, replacements and extensions hereof, provided that the holder(s) of such mortgage(s) shall agree in writing not to disturb the possession of the Premises by Tenant or the rights of Tenant under this Lease so long as Tenant is not in material default (subject to applicable notice and cure rights in favor of Tenant as contained in this Lease) in the performance of its obligations thereunder and, in the event of foreclosure, Tenant agrees to look solely to the mortgagee’s interest in the Property for the payment and discharge of any obligations imposed upon the mortgagee or Landlord under this Lease.  In the event that a Successor Landlord, as hereinafter defined, takes title to the Property, (i) Successor Landlord shall be bound to Tenant under all of the terms and conditions of this Lease, (ii) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under this Lease, and (iii) this Lease shall continue in full force and effect, in accordance with its terms, as a direct lease between Successor Landlord and Tenant.  This clause shall be self-operative, and no further instrument or subordination shall be necessary unless requested by a mortgagee or the insuring title company, in which event Tenant shall sign, within five (5) business days after requested, such instruments and/or documents as the mortgagee and/or insuring title company reasonably request be signed (“SNDA”).  In the event Tenant fails to execute a SNDA or an estoppel certificate as provided herein, Tenant hereby constitutes and appoints Landlord as its attorney-in-fact, with full power of substitution, to sign, execute, certify, acknowledge, deliver or record, where required or appropriate, in the name, place and stead of Tenant, all such SNDAs and estoppel certificates for and on behalf of Tenant as may be required.  For purposes of this Paragraph 33, “Successor Landlord” shall mean any party that becomes owner of the Property as the result of a (i) foreclosure under any mortgage or deed of trust; (ii) any other exercise by a lender of rights and remedies (whether under any security instrument or under applicable law, including bankruptcy law) as a result of which such lender becomes owner of the Property; or (iii) delivery by Landlord to any lender (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in the Property in lieu of any of the foregoing.

34.           TENANT LOAN

In connection with this Lease, Landlord may be obtaining a loan in the approximate amount of $7,500,000.00 (“Leasehold Loan”) from a third party lender, which loan shall be secured by a leasehold mortgage on the Master Lease. Landlord shall loan the proceeds of the Leasehold Loan to Tenant pursuant to the terms of a separate loan agreement of even date herewith entered into by and between Landlord and Tenant (“Loan Agreement”).  Any breach by Tenant of any of the terms of the Leasehold Loan or the Loan Agreement shall be deemed to be a breach by Tenant of this Lease and, accordingly, Landlord shall be entitled to enforce any or all of its rights hereunder, including those set forth in Paragraph 22.

35.           ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

35.1.           Estoppel Certificate.  Tenant shall, at any time and from time to time, upon not less than ten (10) days’ prior request by Landlord, execute, acknowledge and deliver to Landlord, or to such other persons who may be designated in such request, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and, if so, the dates to which the rent and any other charges have been paid in advance, and such other items requested by Landlord, including without limitation, the lease commencement date and expiration date, rent amounts, and that no offsets or counterclaims are present.  It is intended that any such statement delivered pursuant to this Paragraph may be relied upon by any prospective purchaser or encumbrancer (including assignee) of the Premises.

35.2.           Financial Statements.  If Landlord desires to finance, refinance, or sell the Buildings, or the Property, or any part thereof, Tenant shall deliver to Landlord, or to such potential lender or purchaser designated by Landlord, such financial information regarding Tenant, as may reasonably be required to establish Tenants’ creditworthiness.  All financial information provided by Tenant to Landlord or any lender or potential purchaser shall be held by the recipient in strict confidence and may not be used or disclosed by the recipient except for the purpose of determining Tenants’ creditworthiness in connection with Tenants’ obligations under this Lease.

36.           SHORT FORM OF LEASE

Tenant agrees to execute, deliver and acknowledge, at the request of Landlord, a short form of this Lease satisfactory to counsel for Landlord, and Landlord may in its sole discretion record this Lease or such short form in the County where the Premises are located.  Tenant shall not record this Lease, or a short form of this Lease, without Landlord’s prior written consent which may be withheld in Landlord’s reasonable discretion.

37.           SIGNS

Tenant shall not place any sign upon the Premises, except that Tenant may, with Landlord’s prior written consent which shall not be unreasonably withheld, install such signs on the exterior of the Premises and at the entrance to the Property as are reasonably required to advertise Tenant’s own business.  The installation of any sign on the Premises by or for Tenant shall be subject to the provisions of Paragraph 23.  Tenant shall maintain any such signs installed on the Property.  Unless otherwise expressly agreed herein, Landlord reserves the right to install, and all revenues from the installation of, such advertising signs on the Premises, including the roof, as do not unreasonably interfere with the conduct of Tenant’s business.

38.           OPTION TO EXPAND

During the period beginning on the Commencement Date and continuing for a period of eight (8) weeks thereafter (“Option Period”), Tenant shall have an option (“Expansion Option”) to expand the Premises to include all or a portion of the area highlighted in green and labeled “Elio Motors on Exhibit “A-4” attached hereto (“Expansion Space”).  The Expansion Space shall be provided by Landlord to Tenant in its then “as-is, there is” condition.  Base Rent for the Expansion Space shall be payable at the rate of $3.00 per square foot for the first 1,000,000 square feet of the Premises (as amended to include the Expansion Space) and $1.00 per square foot for any portion of the Premises (as amended to include the Expansion Space) in excess of 1,000,000 square feet.  Base Rent for the Expansion Space shall be payable in time and manner, and subject to the same terms and conditions, as the Base Rent set forth in Paragraph 3.1 herein.  In addition to Base Rent, Tenant shall also pay Additional Rent on the Expansion Space leased by Tenant as set forth herein.  Accordingly, Tenant’s Share, the Rentable Area of the Building and the Rentable Area of the Premises shall each be adjusted as set forth in Paragraph 5.1 herein.  In connection with the foregoing, Tenant shall give written notice to Landlord on or before the expiration of the Option Period as to what portion of the Expansion Space that Tenant wishes to lease (“Expansion Notice”).  Thereafter, Tenant shall have five (5) business days thereafter to execute a lease amendment with Landlord incorporating the terms set forth herein (“Lease Amendment”).  Time is of the essence with regard to Tenant’s obligations hereunder.  Accordingly, if Landlord does not receive the Expansion Notice or the executed Lease Amendment from Tenant within the express time periods set forth herein, Tenant’s Expansion Option shall be terminated and Landlord shall be free to lease the Expansion Space to another tenant.

39.           OPTIONS TO EXTEND

Landlord hereby grants to Tenant two (2) options to extend (“Option(s) to Extend”) the Term for the Premises for an additional twenty-five (25) years per extended option term (“Option Term(s)”), upon each and all of the terms and conditions of this Lease as amended below; provided, however, Tenant is not in default of this Lease on the date of exercise of the Option to Extend and has not been in default of this Lease more than two (2) times during the Term, as extended.  Tenant shall give to Landlord written notice on or prior to twelve (12) months before expiration of the then current Term or first Option Term of the exercise of the Option to Extend for such Option Term, time being of the essence.  The Term as defined in Paragraph 2 hereof shall also include any Options to Extend properly exercised hereunder.  If notice of exercise of any Option to Extend is not timely given, all further Options to Extend shall automatically expire.  The Base Rent for either Option Term shall be equal to ninety-five percent (95%) of the Market Rent (as defined below) established at the beginning  of each Option Term, provided that the Base Rent shall not be less than the Base Rent then in effect at the end of the current Term, as extended.  The rent for the Option Terms shall consist of Base Rent (including any increases as set forth in Paragraph 3.1), Tenant’s Share of Project Expenses pursuant to Paragraph 5, and any other charges under this Lease.  The Options to Extend are personal to Tenant and may not be assigned without Landlord’s written consent which may be withheld in its sole discretion.

Landlord and Tenant shall use their best good faith efforts to agree upon the fair market Base Rent for the Premises (“Market Rent”).  If Landlord and Tenant fail to reach agreement after fifteen (15) business days following Tenant’s written notice of the exercise of the Option to Extend for such Option Term (“Market Rent Negotiation Period”), then each party shall make a separate determination of the Market Rent which shall be submitted to the other party.  Either party’s failure to timely submit its determination of Market Rent to the other party shall be deemed acceptance of the submitting party’s determination of Market Rent.  If Landlord’s submitted Market Rent is less than or equal to three percent (3%) greater than Tenant’s submitted Market Rent, the Market Rent shall be deemed to be the average of Landlord’s and Tenant’s submitted Market Rent.

If Landlord’s submitted Market Rent is more than three percent (3%) greater than Tenant’s submitted Market Rent, each party’s submitted Market Rent shall be submitted to arbitration prior to ten (10) business days following the selection of arbitrators as set forth below.  Landlord and Tenant shall each appoint, prior to ten (10) days after the end of the Market Rent Negotiation Period, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last five (5) years.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of Market Rent and shall not be entitled to make a compromise determination).  The two (2) arbitrators so appointed shall prior to five (5) business days after the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.  The three arbitrators shall prior to fifteen (15) days after the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.  The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant. If either Landlord or Tenant fails to appoint an arbitrator prior to ten (10) days after the end of the Market Rent Negotiation Period, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.  If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association.  The cost of arbitration shall be paid by Landlord and Tenant equally.

40.           REMOVAL OF PERSONAL PROPERTY

Landlord shall allow Tenant to store personal property in others areas on the Property, outside of the Premises, in its sole discretion (“Storage Areas”).  Upon thirty (30) days prior notice from Landlord to Tenant of Landlord’s lease to another tenant for such Storage Areas, or portion thereof, Tenant agrees to vacate the Storage Areas, or portion thereof, in broom clean condition and otherwise in the same condition as existed on the Commencement Date, ordinary wear and tear and fire and casualty loss excepted.  Tenant shall remove from the Storage Areas, or portion thereof, all of Tenant’s personal property and trade fixtures in order that Landlord can lease such areas.  Any removal of Tenant’s improvements, Tenant’s property and/or trade fixtures by Tenant shall be accomplished in a manner which will minimize any damage or injury to the Property, and any such damage or injury shall be repaired by Tenant at its sole cost and expense with thirty (30) days after Tenant vacates.

41.           FORCE MAJEURE

In discharging its duty to complete the tenant improvements and to operate, maintain and repair those systems as set forth in this Lease, Landlord shall be held to a standard of reasonableness and shall not be liable to Tenant for matters outside its control, including, but not limited to, acts of God, civil riot, war, strikes, labor unrest, or shortage of material, and in no event shall Landlord be liable to Tenant for incidental damages, including, but not limited to, loss of business or business interruption.

42.           GENERAL PROVISIONS

42.1.           Waiver of Jury Trial; Governing Law; Venue.  EACH PARTY TO THIS LEASE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THIS LEASE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA.  THE PARTIES HERETO AGREE THAT VENUE SHALL BE PROPER IN ANY STATE OR FEDERAL COURT LOCATED WITHIN, OR HAVING JURISDICTION OVER, CADDO PARISH, LOUISIANA.

42.2.           Waiver.  The waiver by Landlord of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein.  The acceptance of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, condition or covenant of this Lease.

42.3.           Remedies Cumulative.  It is understood and agreed that the remedies herein given to Landlord shall be cumulative, and the exercise of any one remedy of Landlord shall not be to the exclusion of any other remedy.

42. 4.           Successors and Assigns.  The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; if Landlord or Tenant is comprised of multiple parties, each of such parties hereto shall be jointly and severally liable hereunder.

42. 5.           No Personal Liability.  No individual member, manger, manager of a member, partner, shareholder, director, officer, employee, trustee, investment advisor, consultant or agent of Landlord, or individual member of a joint venture, tenancy in common, firm, limited liability company or partnership (general or limited), which constitutes Landlord, or any successor interest thereof, shall be subject to personal liability with respect to any of the covenants or conditions of this Lease.  Tenant shall look solely to the equity of Landlord in the Property and to no other assets of Landlord for the satisfaction of any remedies of Tenant in the event of any beach by Landlord.  It is mutually agreed by Tenant and Landlord that this paragraph is and shall be deemed to be a material and integral part of this Lease.  All obligations of Landlord shall be binding upon Landlord only during the period of Landlord’s ownership of the Property and not thereafter.

42. 6.           Entire Agreement.  This Lease, the exhibits referred to herein, and any addendum executed concurrently herewith, are the final, complete and exclusive agreement between the parties and cover in full each and every agreement of every kind or nature, whatsoever, concerning the Premises and all preliminary negotiations and agreements of whatsoever kind or nature, are merged herein.  Landlord has made no representations or promises whatsoever with respect to the Premises, except those contained herein, and no other person, firm or corporation has at any time had any authority from Landlord to make any representations or promises on behalf of Landlord, and Tenant expressly agrees that if any such representations or promises have been made by others, Tenant hereby waives all right to rely thereon.  No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding.  Unless otherwise provided herein, no supplement, modification, or amendment of this Lease shall be binding unless executed in writing by the parties.

42.7.           Captions.  The captions of paragraphs of this Lease are for convenience only, and do not in any way limit or amplify the terms and provisions of this Lease.

42.8.           Partial Invalidity.  If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

42.9.           Authority.  The person(s) executing this Lease warrants that he or she has the authority to execute this Lease and has obtained or has the requisite corporate or other authority to do the same.

42.10.           Approvals.  Any consent or approval required hereunder shall not be unreasonably withheld, conditioned or delayed by the party from whom such consent or approval is requested unless this Lease expressly provides otherwise.

42.11.           Counterparts and Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Amendment. The parties shall be entitled to sign and transmit an electronic signature of this Agreement (whether by facsimile, PDF or other email transmission), which signature shall be binding on the party whose name is contained therein.  Any party providing an electronic signature agrees to promptly execute and deliver to the other parties an original signed Agreement upon request.

42.12.           Joint and Several Obligations.  The obligations of the persons signing as Tenant under this Lease shall be joint and several in all respects.

[Signatures contained on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement in duplicate as of the day and year first above written.

LANDLORD:

SHREVEPORT BUSINESS PARK, LLC,
a Delaware limited liability company

By:	Holdings SPE Manager, LLC,
a Delaware limited liability company,
its Manager

By:	/s/John A. Mase
John A. Mase, CEO

TENANT:

ELIO MOTORS, INC.,
an Arizona corporation

By:	/s/Paul Elio
Name:PAul Elio
Title: CEO

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